Exhibit 99.1

Contact:     Dan McCarthy, 610-774-5758
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101
Fax 610-774-5281

Settlement Reached in Kentucky
Review of PPL’s Proposed Acquisition of E.ON U.S.

ALLENTOWN, PA (Sept. 2, 2010) – PPL Corporation (NYSE: PPL) announced Thursday (9/2) that it has reached a settlement agreement with all the intervening parties in its Kentucky application to acquire E.ON U.S., the parent company of Louisville Gas and Electric Co. and Kentucky Utilities.
“We are very pleased to reach this agreement, which is a significant step forward in our efforts to close this transaction by the end of this year,” said James H. Miller, chairman, president and chief executive officer of PPL. “The settlement addresses the concerns of the various parties while preserving the value of the transaction.”
The settlement was filed Thursday with the Kentucky Public Service Commission for review and approval. The commission is expected to make a final decision on the acquisition application by Sept. 30.
In the settlement, PPL agreed that LG&E and KU would commit that no base rate increases would take effect before Jan. 1, 2013. The LG&E and KU rate increases that took effect on Aug. 1 of this year will remain in place.
Under the terms of the settlement, the companies retain the right to seek approval for the deferral of “extraordinary and uncontrollable costs.” Interim rate adjustments will continue to be permissible during that period for existing fuel, environmental and demand-side management cost trackers.
The agreement also substitutes an Acquisition Savings Shared Deferral mechanism for the requirement that the companies file a synergies plan with the commission. This mechanism, which will be in place for the earlier of five years or until the first day of the year in which a base rate increase becomes effective, permits the companies to earn up to a 10.75 percent return on equity. Any earnings above a 10.75 percent return on equity will be shared with customers on a 50:50 basis.
The settlement also affirms commitments from the companies regarding community support and low-income programs while also addressing other specific issues raised by the parties to the case.
“We are hopeful that the Kentucky PSC will agree with the parties to this settlement and conclude this acquisition is consistent with the public interest,” said Miller.
Since announcing the transaction in early May, PPL has successfully completed offerings of common stock and equity units totaling about $3.5 billion, which will be applied to pay a portion of the purchase price for the acquisition.
              In August, the acquisition received antitrust clearance from the Federal Trade Commission and the U.S. Department of Justice.
In addition to the Kentucky PSC approval, the acquisition requires approvals by the Tennessee Regulatory Authority, the Virginia State Corporation Commission and the Federal Energy Regulatory Commission.
E.ON U.S., through LG&E and KU, provides electricity service to 941,000 customers, mostly in the state of Kentucky, with some customers in Virginia and Tennessee. LG&E also provides natural gas delivery service to 321,000 customers in Kentucky. E.ON U.S. has about 3,100 employees and owns and operates about 8,000 megawatts of regulated electric generation capacity.
PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. The company has about 10,000 employees.
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